Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	October 22, 2015
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS

PHILADELPHIA, PENNSYLVANIA, October 22, 2015 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the three and nine months ended September 30, 2015.  Beneficial recorded net income of $5.8 million and $18.1 million, or $0.07 and $0.23 per diluted share, for the three and nine months ended September 30, 2015, respectively, compared to net income of $6.5 million and $13.6 million, or $0.08 and $0.17 per diluted share, for the three and nine months ended September 30, 2014, respectively.  The increase in net income for the nine months ended September 30, 2015 compared to the same period a year ago was primarily due to an increase in net interest income as a result of deploying a portion of the proceeds from the Bank’s second step conversion, which was completed in January 2015, improving asset quality which resulted in lower provisions for loan losses, and continued management of expense levels.

Highlights for the three and nine months ended September 30, 2015 are as follows:

•                                          Net income increased $4.5 million, or 33.7%, for the nine months ended September 30, 2015 compared to the same period in 2014.

•                                          Net interest income increased $4.3 million to $92.5 million for the nine months ended September 30, 2015 compared to $88.2 million for the same period in 2014 primarily due to the deployment of a portion of the second step conversion proceeds into the loan portfolio and lower deposit and borrowing costs.

•                                          Our net interest margin remained stable at 2.82% for the third quarter of 2015 compared to 2.83% for the second quarter of 2015.

•                                          Consistent asset quality and low net loan charge-offs during the third quarter of 2015 resulted in no provision for loan losses during the three months ended September 30, 2015.  Our allowance for loan losses totaled $47.7 million, or 1.73% of total loans and 126.33% of non-performing loans at September 30, 2015, compared to $47.8 million, or 1.76% of total loans and 124.87% of non-performing loans at June 30, 2015.

•                                          On a linked quarter basis, our loan portfolio grew $47.8 million (7.1% annualized growth) as a result of increases in commercial real estate and residential real estate loans.

•                                          For the nine months ended September 30, 2015, our loan portfolio increased $334.6 million, or 13.8%, primarily due to purchases of multi-family and residential loans, as well as organic growth primarily in our commercial loan portfolio.

•                                          Core deposits remained stable at $2.7 billion at September 30, 2015 and December 31, 2014, excluding the second-step conversion proceeds, despite $48.3 million in planned decreases in higher-cost, non-relationship-based municipal accounts during the nine months ended September 30, 2015.

•                                          Following the second-step conversion, our capital levels increased and continue to remain strong with tangible capital to tangible assets totaling 21.40% at September 30, 2015 compared to 21.14% at June 30, 2015 and 10.44% at December 31, 2014.

•                                          Tangible book value per share totaled $11.89 at September 30, 2015.

•                                          As announced in a separate press release, on October 21, 2015, Beneficial entered into a Stock Purchase agreement to acquire Conestoga Bancorp, Inc.’s ownership interest in Conestoga Bank.

“We are pleased with our performance during the quarter” said Gerard Cuddy, Beneficial’s President and CEO.  “Continued deployment of the second step conversion proceeds though growth of our loan portfolio has improved our balance sheet mix and increased our net interest income levels.  We have made progress improving our earnings during the quarter and our asset quality metrics remain strong. Our focus remains on employee engagement, a superior customer experience, prudent capital management and organic growth to continue to improve the financial performance of our organization.  We continue to carefully monitor regional economic indicators and their potential impact on future growth.  We remain committed to our customers by delivering an education-based experience through The Beneficial Conversation and have made it our mission to always help our customers do the right thing financially.”

Balance Sheet

Total assets decreased $23.4 million, or 0.5%, to $4.73 billion at September 30, 2015 compared to $4.75 billion at December 31, 2014.  Cash and cash equivalents decreased $264.0 million to $270.0 million at September 30, 2015 from $534.0 million at December 31, 2014.  The decrease in cash and cash equivalents was primarily driven by the deployment of a portion of the second step conversion proceeds through participations in portfolios of multi-family loans and purchases of residential real estate loans during the year as well as organic loan growth.

Investments decreased $86.1 million, or 5.8%, to $1.41 billion at September 30, 2015 compared to $1.49 billion at December 31, 2014.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments. We are also focused on improving our balance sheet mix by reducing the percentage of our assets in cash and investments and growing our loan portfolio.

Loans increased $334.6 million, or 13.8%, to $2.76 billion at September 30, 2015 from $2.42 billion at December 31, 2014.  The increase was primarily due to $231.0 million of participations in portfolios of multi-family loans and the purchase of $40.6 million of residential real estate loans.  The remaining increase was due to organic growth in our commercial real estate and commercial business loans, which include shared national credits.

Deposits decreased $526.3 million, or 13.6%, to $3.35 billion at September 30, 2015 from $3.88 billion at December 31, 2014.  Deposits at December 31, 2014 included $482.1 million of subscription funds held in deposit accounts in connection with the second-step conversion offering that were reclassified into stockholders’ equity in the first quarter of 2015. Excluding the $482.1 million of subscription funds, deposits decreased $44.2 million during the nine months ended September 30, 2015. The $44.2 million decrease in deposits during the nine months ended September 30, 2015 was primarily due to a $48.3 million decrease in municipal deposits and a $42.2 million decrease in time deposits, both of which resulted from our planned run-off of higher-cost, non-relationship-based accounts, partially offset by increases in interest and non-interest bearing checking deposits.

Stockholders’ equity increased $500.9 million, or 82.0%, to $1.11 billion at September 30, 2015 from $610.9 million at December 31, 2014.  The increase in stockholders’ equity was primarily due to net proceeds received in connection with the completion of the second-step conversion during the first quarter of 2015.

Net Interest Income

For the three months ended September 30, 2015, net interest income was $31.2 million, an increase of $1.7 million, or 5.9%, from the three months ended September 30, 2014. The increase in net interest income was primarily due to higher interest earning assets as a result of the second-step conversion proceeds. During 2015, these proceeds were partially utilized to increase the loan portfolio, which resulted in an increase in the average balance of loans.  Net interest income was also positively impacted by a reduction in the average balance of interest bearing liabilities, primarily due to reductions in higher-cost time deposits and borrowings.  The net interest margin totaled 2.82% for the three months ended September 30, 2015 as compared to 2.89% for the same period in 2014. Net interest margin included 4 basis points and 8 basis points for the quarter ended September 30, 2015 and 2014, respectively, related to loan recoveries, prepayments and adjustments.  The decrease in the net interest margin for the three months ended September 30, 2015 was primarily due to a decrease in the yield on loans partially offset by a reduction in the average cost of liabilities.  We expect that the continued low interest rate environment will put pressure on the net interest margin in future periods but we are focused on growing our loan portfolio and improving our balance sheet mix to help stabilize our net interest margin.

For the nine months ended September 30, 2015, net interest income was $92.5 million, an increase of $4.3 million, or 4.9%, from the nine months ended September 30, 2014. The increase in net interest income was primarily due to higher interest earning assets as a result of the second-step conversion proceeds. During 2015, these proceeds were utilized to increase the loan portfolio, which resulted in an increase in the average balance of loans.  Net interest income was also positively impacted by a reduction in the average balance of interest bearing liabilities, primarily due to a $146.6 million decrease in the average balance of municipal deposits and a $60.0 million decrease in the average balance of borrowings.  Our net interest margin decreased to 2.80% for the nine months ended September 30, 2015 from 2.84% for the same period in 2014.

Non-interest Income

For the three months ended September 30, 2015, non-interest income totaled $5.8 million, a decrease of $1.4 million, or 19.1%, from the three months ended September 30, 2014. The decrease was primarily due to a $1.6 million net gain recorded during the three months ended September 30, 2014 on the sale of non-performing commercial loans held for sale and a $333 thousand decline in the gain on the sale of investment securities, partially offset by a $504 thousand increase in limited partnership income.

For the nine months ended September 30, 2015, non-interest income totaled $18.6 million, a decrease of $520 thousand, or 2.7%, from the nine months ended September 30, 2014. The decrease was primarily due to a $1.6 million net gain recorded during the nine months ended September 30, 2014 on the sale of non-performing commercial loans held for sale and a $639 thousand decrease in the net gain on the sale of investment securities.  These decreases were partially offset by an increase of $1.5 million in limited partnership income and $628 thousand in foreign ATM fees.

Non-interest Expense

For the three months ended September 30, 2015, non-interest expense totaled $28.3 million, a decrease of $755 thousand, or 2.6%, from the three months ended September 30, 2014.  The decrease in non-interest expense was primarily driven by a $321 thousand decrease in classified loan and other real estate owned related expenses due to improved asset quality and a $438 thousand decrease in debit card rewards expense due to changes in the program parameters.

For the nine months ended September 30, 2015, non-interest expense remained relatively consistent at $88.8 million, a decrease of $715 thousand, or 0.8%, from the nine months ended September 30, 2014. The slight decrease in non-interest expense was primarily driven by a $1.9 million increase in salaries and employee benefits due to merit increases and other retirement benefits, a $956 thousand increase in marketing expenses due to current year initiatives to continue rebranding and drive future growth and a $291 thousand increase in professional fees.  These increases were partially offset by a $1.2 million decrease in occupancy expenses related to our headquarters move in the first quarter of 2014, a $1.1 million decrease in debit card rewards expense due to changes in the program parameters, a $697 thousand decrease in FDIC insurance expense due to lower assessments, and a $200 thousand decrease in classified loan and other real estate owned related expenses.

Income Taxes

For the three months ended September 30, 2015, we recorded a provision for income taxes of $2.9 million, reflecting an effective tax rate of 32.9%, compared to a provision for income taxes of $2.6 million, reflecting an effective tax rate of 28.7%, for the three months ended September 30, 2014.  For the nine months ended September 30, 2015, we recorded a provision for income taxes of $7.8 million, reflecting an effective tax rate of 30.1%, compared to a provision for income taxes of $4.1 million, reflecting an effective tax rate of 23.0%, for the nine months ended September 30, 2014. The increase in income tax expense and the effective tax rate during these periods is due to increased profitability levels and a higher ratio of taxable income compared to tax exempt income for the three and nine months ended September 30, 2015 as compared to the same periods in 2014.  The effective tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Asset Quality

Asset quality metrics continued to improve as non-performing loans, excluding government guaranteed student loans, decreased to $12.6 million at September 30, 2015, compared to $14.6 million at December 31, 2014 and $14.4 million at September 30, 2014.  The $1.8 million, or 12.8%, decrease from September 30, 2014 in non-performing loans was the result of our continued work out of non-performing assets.

As a result of the stabilization in our asset quality metrics and low net charge-offs recorded during the third quarter of 2015, we recorded no provision for loan losses for the three months ended September 30, 2015 compared to recording a $1.6 million negative provision for loan losses for the three months ended September 30, 2014.  Net charge-offs totaled $118 thousand during the three months ended September 30, 2015 compared to net recoveries of $640 thousand during the three months ended September 30, 2014.

At September 30, 2015, the Bank’s allowance for loan losses totaled $47.7 million, or 1.73% of total loans, compared to $50.7 million, or 2.09% of total loans, at December 31, 2014, and $51.7 million, or 2.16% of total loans, at September 30, 2014.

Capital

The Company’s and the Bank’s capital position remains strong relative to current regulatory requirements. The Company and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of September 30, 2015, tangible capital to tangible assets totaled 21.40%. In addition, at September 30, 2015, we had the ability to borrow up to $1.4 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. The Company’s capital ratios are considered to be well capitalized and are as follows:

		Minimum Well	Excess Capital
	9/30/2015	Capitalized Ratio	9/30/2015

Tier 1 Leverage (to average assets)	22.30%	5.0%	$794,569
Common Equity Tier 1 Capital (to risk weighted assets)	37.12%	6.5%	828,356
Tier 1 Capital (to risk weighted assets)	37.86%	8.0%	807,784
Total Capital Ratio (to risk weighted assets)	39.12%	10.0%	787,736

The Bank’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	9/30/2015	12/31/2014	9/30/2014	Capitalized Ratio	9/30/2015

Tier 1 Leverage (to average assets)	16.79%	11.05%	11.24%	5.0%	$541,084
Common Equity Tier 1 Capital (to risk weighted assets)	28.53%	N/A	N/A	6.5%	595,000
Tier 1 Capital (to risk weighted assets)	28.53%	21.17%	21.40%	8.0%	554,492
Total Capital Ratio (to risk weighted assets)	29.79%	22.43%	22.66%	10.0%	534,479

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 56 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	September 30,	June 30,	December 31,	September 30,
	2015	2015	2014	2014
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$48,675	$48,114	$40,684	$46,986
Interest-bearing deposits	221,334	238,189	493,331	185,440
Total cash and cash equivalents	270,009	286,303	534,015	232,426

Investment Securities:
Available-for-sale	678,520	689,775	757,834	798,599
Held-to-maturity	720,999	745,730	727,755	623,139
Federal Home Loan Bank stock, at cost	8,786	8,786	8,830	15,606
Total investment securities	1,408,305	1,444,291	1,494,419	1,437,344

Loans:	2,756,346	2,708,508	2,421,745	2,388,797
Allowance for loan losses	(47,674)	(47,792)	(50,654)	(51,714)
Net loans	2,708,672	2,660,716	2,371,091	2,337,083

Accrued interest receivable	14,327	13,657	13,383	13,610

Bank premises and equipment, net	77,751	79,159	78,957	78,990

Other assets:
Goodwill	121,973	121,973	121,973	121,973
Bank owned life insurance	65,001	64,647	63,349	62,869
Other intangibles	4,865	5,203	6,136	6,605
Other assets	57,261	60,550	68,199	68,992
Total other assets	249,100	252,373	259,657	260,439
Total assets	$4,728,164	$4,736,499	$4,751,522	$4,359,892

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$377,852	$381,667	$369,683	$358,439
Interest bearing deposits	2,975,514	2,993,464	3,510,026	3,084,735
Total deposits	3,353,366	3,375,131	3,879,709	3,443,174
Borrowed funds	190,401	190,396	190,388	250,383
Other liabilities	72,649	69,162	70,531	54,685
Total liabilities	3,616,416	3,634,689	4,140,628	3,748,242
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—	—
Common stock — $.01 par value	829	829	826	825
Additional paid-in capital	785,682	784,587	362,685	361,816
Unearned common stock held by employee stock ownership plan	(32,631)	(33,248)	(14,306)	(14,755)
Retained earnings	378,201	372,364	360,058	355,596
Accumulated other comprehensive loss, net	(19,984)	(22,382)	(22,663)	(16,126)
Treasury stock, at cost	(349)	(340)	(75,706)	(75,706)
Total stockholders’ equity	1,111,748	1,101,810	610,894	611,650
Total liabilities and stockholders’ equity	$4,728,164	$4,736,499	$4,751,522	$4,359,892

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
INTEREST INCOME:
Interest and fees on loans	$28,344	$28,196	$27,133	$82,805	$79,792
Interest on overnight investments	167	157	131	593	510
Interest and dividends on investment securities:
Taxable	7,105	7,215	7,098	22,231	22,629
Tax-exempt	334	394	604	1,226	1,925
Total interest income	35,950	35,962	34,966	106,855	104,856

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	393	381	408	1,197	1,273
Money market and savings deposits	1,327	1,334	1,354	3,968	4,032
Time deposits	1,796	1,762	1,942	5,392	5,931
Total	3,516	3,477	3,704	10,557	11,236
Interest on borrowed funds	1,277	1,261	1,831	3,784	5,442
Total interest expense	4,793	4,738	5,535	14,341	16,678
Net interest income	31,157	31,224	29,431	92,514	88,178
Provision for loan losses	—	(1,600)	(1,550)	(3,600)	200
Net interest income after provision for loan losses	31,157	32,824	30,981	96,114	87,978

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,687	1,486	1,761	5,159	5,452
Service charges and other income	3,984	5,425	3,330	12,916	11,034
Mortgage banking income	170	267	211	564	451
Net gain on sale of non-performing commercial loans HFS	—	—	1,583	—	1,583
Net (loss) gain on sale of investment securities	(5)	(4)	328	(14)	625
Total non-interest income	5,836	7,174	7,213	18,625	19,145

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,673	15,845	15,271	47,010	45,064
Occupancy expense	2,137	2,211	2,267	7,146	8,321
Depreciation, amortization and maintenance	2,260	2,174	2,202	6,735	6,796
Marketing expense	841	1,148	727	3,304	2,348
Intangible amortization expense	473	467	468	1,406	1,402
FDIC insurance	555	512	723	1,615	2,312
Professional fees	837	1,297	1,009	3,689	3,398
Classified loan and other real estate owned related expense	77	799	398	1,168	1,368
Other	5,440	5,542	5,983	16,705	18,484
Total non-interest expense	28,293	29,995	29,048	88,778	89,493

Income before income taxes	8,700	10,003	9,146	25,961	17,630
Income tax expense	2,865	2,948	2,622	7,818	4,059

NET INCOME	$5,835	$7,055	$6,524	$18,143	$13,571

EARNINGS PER SHARE — Basic	$0.07	$0.09	$0.08	$0.23	$0.17
EARNINGS PER SHARE — Diluted	$0.07	$0.09	$0.08	$0.23	$0.17

Average common shares outstanding — Basic (1)	78,544,306	78,374,704	80,151,399	78,458,062	80,900,002
Average common shares outstanding — Diluted (1)	79,334,149	79,058,474	80,852,469	79,163,078	81,574,370

(1) As a result of the second-step conversion on January 12, 2015, all share and per share information, as appropriate, was adjusted to reflect the 1.0999 exchange ratio for preceding periods.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	Three Months Ended						Nine Months Ended
	September 30, 2015		June 30, 2015		September 30, 2014		September 30, 2015		September 30, 2014
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,687,721	1.80%	$1,722,562	1.80%	$1,677,085	1.87%	$1,780,615	1.80%	$1,791,095	1.87%
Overnight investments	261,675	0.25%	248,284	0.25%	205,969	0.25%	312,832	0.25%	270,123	0.25%
Stock	8,789	4.45%	8,793	4.78%	15,613	3.95%	8,805	10.02%	16,303	4.28%
Other investment securities	1,417,257	2.07%	1,465,485	2.05%	1,455,503	2.07%	1,458,978	1.80%	1,504,669	2.13%

Loans:	2,704,574	4.15%	2,681,433	4.19%	2,372,272	4.53%	2,612,752	4.21%	2,338,205	4.54%
Residential	714,829	4.16%	702,994	4.29%	670,455	4.40%	698,094	4.26%	674,141	4.47%
Commercial real estate	862,636	4.31%	848,740	4.19%	627,684	4.80%	788,131	4.34%	587,297	4.85%
Business and small business	506,427	3.80%	506,122	4.09%	434,947	4.67%	502,483	3.95%	433,656	4.46%
Personal loans	620,682	4.22%	623,577	4.17%	639,186	4.30%	624,044	4.21%	643,111	4.36%

Total interest earning assets	$4,392,295	3.25%	$4,403,995	3.26%	$4,049,357	3.43%	$4,393,367	3.24%	$4,129,300	3.38%

Deposits:	$2,986,616	0.47%	$3,005,930	0.46%	$3,157,937	0.47%	$3,052,032	0.46%	$3,245,397	0.46%
Savings	1,140,479	0.34%	1,144,825	0.35%	1,134,951	0.35%	1,135,868	0.35%	1,140,736	0.35%
Money market	407,547	0.33%	421,801	0.33%	440,303	0.32%	418,643	0.33%	442,344	0.32%
Demand	669,527	0.21%	652,839	0.21%	661,864	0.20%	705,821	0.21%	671,412	0.20%
Demand - municipals	118,709	0.11%	125,558	0.11%	219,605	0.12%	129,760	0.11%	276,335	0.12%
Total core deposits	2,336,262	0.29%	2,345,023	0.29%	2,456,723	0.28%	2,390,092	0.29%	2,530,827	0.28%

Time deposits	650,354	1.10%	660,907	1.07%	701,214	1.10%	661,940	1.09%	714,570	1.11%

Borrowings	190,453	2.66%	190,395	2.66%	250,446	2.90%	190,435	2.66%	250,420	2.91%

Total interest bearing liabilities	$3,177,069	0.60%	$3,196,325	0.59%	$3,408,383	0.64%	$3,242,467	0.59%	$3,495,817	0.64%

Non-interest bearing deposits	379,282		379,221		320,636		375,109		313,221

Net interest margin		2.82%		2.83%		2.89%		2.80%		2.84%

ASSET QUALITY INDICATORS

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2015	2015	2014	2014

Non-performing assets:
Non-accruing loans	$12,588	$12,812	$14,615	$14,429
Accruing loans past due 90 days or more	25,149	25,460	25,296	20,920
Total non-performing loans	37,737	38,272	39,911	35,349

Real estate owned	1,451	1,359	1,578	2,161

Total non-performing assets	$39,188	$39,631	$41,489	$37,510

Non-performing loans to total loans	1.37%	1.41%	1.65%	1.48%
Non-performing assets to total assets	0.83%	0.84%	0.87%	0.86%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.30%	0.30%	0.34%	0.38%
ALLL to total loans	1.73%	1.76%	2.09%	2.16%
ALLL to non-performing loans	126.33%	124.87%	126.92%	146.30%
ALLL to non-performing loans, excluding government guaranteed student loans	378.73%	373.03%	346.59%	358.40%

Key performance ratios (annualized) are as follows for the three and nine months ended (unaudited):

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	December 31,	September 30,
	2015	2015	2014	2015	2014
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.49%	0.60%	0.39%	0.51%	0.41%
Return on average equity	2.08%	2.59%	2.83%	2.32%	2.97%
Net interest margin	2.82%	2.83%	2.79%	2.80%	2.84%
Efficiency ratio	76.48%	78.11%	82.44%	79.88%	83.39%
Tangible common equity	21.40%	21.14%	10.44%	21.40%	11.42%